EXHIBIT 99.1

AMENDED ITEM 6. SELECTED FINANCIAL DATA OF MMC’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008.

Marsh & McLennan Companies, Inc. and Subsidiaries

FIVE-YEAR STATISTICAL SUMMARY OF OPERATIONS

For the Years Ended December 31, (In millions, except per share figures)	2008	2007	2006	2005	2004	Compound Growth Rate 2003-2008
Revenue	$11,518	$11,135	$10,293	$9,875	$9,863	3%
Expenses:
Compensation and Benefits	7,181	6,937	6,434	6,279	6,071	3%
Other Operating Expenses	3,549	3,344	2,919	3,165	2,848	4%
Goodwill Impairment Charge	540	—	—	—	—
Regulatory and Other Settlements	—	—	—	30	618
Total Expenses	11,270	10,281	9,353	9,474	9,537	3%
Operating Income	248 (a)	854 (a)	940 (a)	401 (a)	326	(5)%
Interest Income	48	95	60	44	20
Interest Expense	(220)	(267)	(303)	(332)	(219)
Investment Income (Loss)	(12)	173	207	183	153	N/A
Income Before Income Taxes	64	855	904	296	280	(26)%
Income Taxes	133	298	269	93	99
(Loss) Income From Continuing Operations	(69)	557	635	203	181	N/A
Discontinued Operations, Net of Tax	7	1,932	363	207	3	18%
Net (Loss) Income	$(62)	$2,489	$998	$410	$184	N/A
Less: Net Income Attributable to Non-Controlling Interests	11	14	8	6	8
Net (Loss) Income attributable to MMC	$(73)	$2,475	$990	$404	$176
Basic (Loss) Income Per Share Information:
(Loss) Income From Continuing Operations	$(0.14)	$0.98	$1.12	$0.37	$0.33	N/A
Income from Discontinued Operations	$0.01	$3.51	$0.65	$0.37	$0.01	N/A
Net (Loss) Income attributable to MMC	$(0.13)	$4.49	$1.77	$0.74	$0.34	N/A
Average Number of Shares Outstanding	514	539	550	538	529
Diluted (Loss) Income Per Share Information:
(Loss) Income From Continuing Operations	$(0.15)	$0.98	$1.11	$0.36	$0.33	N/A
(Loss) Income From Discontinued Operations	$0.01	$3.47	$0.62	$0.37	$—	N/A
Net (Loss) Income attributable to MMC	$(0.14)	$4.45	$1.73	$0.73	$0.33	N/A
Average Number of Shares Outstanding	514	542	553	541	529

Dividends Paid Per Share	$0.80	$0.76	$0.68	$0.68	$1.30

Return on Average Stockholders’ Equity	N/A	36%	18%	8%	3%

Year-end Financial Position:
Working capital	$1,398	$1,961	$1,058	$1,390	$(258)
Total assets	$15,206	$17,359	$18,137	$17,892	$18,498
Long-term debt	$3,194	$3,604	$3,860	$5,044	$4,691
Stockholders’ equity	$5,760	$7,853	$5,842	$5,402	$5,101
Total shares outstanding (net of treasury shares)	514	520	552	546	527
Other Information:
Number of employees	54,000	55,700	52,300	51,900	59,300
Stock price ranges—
U.S. exchanges— High	$36.82	$33.90	$32.73	$34.25	$49.69
— Low	$20.96	$23.12	$24.00	$26.67	$22.75

(a)	Includes net restructuring costs of $335 million, $98 million, $87 million and $317 million in 2008, 2007, 2006 and 2005, respectively.

See Management’s Discussion and Analysis of Financial Condition and Results of Operations, appearing under Part II, Item 7 of this report, for discussion of significant items affecting our results of operations in 2008, 2007 and 2006.

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